Exhibit 11




                       CONSENT OF INDEPENDENT ACCOUNTANTS



    We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 26 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 21, 1995, relating to the financial statements and financial highlights of Prudential High Yield Fund, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.





PRICE WATERHOUSE LLP
New York, NY
October 19, 1995